EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3, of our report dated March 31, 2022, related to the consolidated financial statements of Digital Brands Group, Inc (the “Company”) as of December 31, 2021 and 2020, and for the years then ended, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, which appears in the Company's Form 10-K dated March 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Newport Beach, California

August 2, 2022